Exhibit 99.1

          Advanced Biotherapy Issues Stockholders Newsletter

    WOODLAND HILLS, Calif.--(BUSINESS WIRE)--Nov. 29, 2005--Advanced Biotherapy, Inc. (OTCBB:ADVB), dedicated to pioneering the development and use of therapeutic antibodies, today provided the following as an excerpt from the newsletter issued to its stockholders, dated November 15, 2005. The entire text can be reviewed in the Company's Form 8-K filing with the Securities and Exchange Commission on November 29, 2005.
    "Over the past five years, however, we have made significant progress in terms of confirming our premise -- Treatment of the following diseases in humans with antibodies to interferon-gamma will be effective:


--  Multiple sclerosis - 400,000(a) (patent issued)
--  Rheumatoid arthritis - 3 million(a) (patent issued)
--  Corneal transplant rejection (patent issued)
--  Uveitis (patent issued)
--  Psoriasis - 7 million(a) (patent pending)
--  Psoriatic arthritis - 450,000(a) (patent issued)
--  Vitiligo - 3-6 million(a) (patent pending)
--  Alopecia areata - 4 million(a) (patent pending)
--  Acne vulgaris - 7 million(a) (patent pending)
-- Type 2 Herpes (Genital Herpes) - 67 million(a) (patent pending) -- Type I diabetes - 2 million(a) (patent pending)

(a) Estimated pPrevalence in U.S.


    "We are also encouraged by recent, publicly disclosed collaborative relationships targeting the use of antibodies to interferon-gamma to treat certain autoimmune diseases. The following have been reported:

    -- September 12, 2005 - "Protein Design Labs (PDL) Announces Successful Closing of Global Alliance With Biogen Idec to Develop and Commercialize Three Phase II Antibody Products." One of those antibodies, HuZAF(TM) (fontolizumab), an antibody to interferon-gamma, has been developed and is owned by Protein Design Labs. Also as reported on August 2, 2005, in the "PDL and Biogen Idec Alliance Conference Call" in which the parties discussed the development, manufacturing and commercialization of three Phase II antibody products, it was stated that HuZAF is entering a clinical trial to treat rheumatoid arthritis. During the call it was specifically noted that with respect to targeting interferon-gamma, "it's hard to identify, in autoimmune diseases, where infiltrating T-cells are not associated with up regulation of gamma-
        interferon or local secretion of gamma interferon.... This is a targeted molecule for which there is strong evidence of relevance across a spectrum of human autoimmune disease."

    -- May 17, 2005 - "Serono and NovImmune to Collaborate in Development of Two Novel Treatments for Autoimmune Diseases." "Serono and NovImmune have signed an exclusive agreement under which NovImmune has granted Serono exclusive worldwide rights to develop and commercialize two of NovImmune's fully human monoclonal antibodies, NI-0401 and NI-0501, which may have therapeutic potential in a broad range of autoimmune diseases. NI-0501 targets interferon-gamma, a key cytokine involved in the regulation of immune and inflammatory responses."

    Patent Estate

    "As a result of our investigational human clinical trials, the Company now has 7 U.S.-issued patents and 36 pending patent applications. As an example, U.S. patent #6,333,032 provides the Company rights that can be asserted against third parties for a method of treating an autoimmune disease in a human patient, comprising administering of an antibody to interferon-gamma in an amount effective to neutralize or reduce fluid activity levels of interferon-gamma in the patient, which patent relates to the following autoimmune diseases:


--  Rheumatoid arthritis
--  Juvenile rheumatoid arthritis
--  Psoriatic arthritis
-- Multiple sclerosis (as monotherapy or in combination with beta-interferon)
--  Ankylosing spondylitis"


    About Advanced Biotherapy

    The Company has demonstrated the effectiveness of its pioneering scientific strategy in the use of therapeutic antibodies by conducting investigational clinical trials treating patients suffering from rheumatoid arthritis, multiple sclerosis, corneal transplant rejection, uveitis and certain autoimmune skin conditions, including psoriasis and alopecia, all Th-1-mediated autoimmune diseases which appear to have the same proinflammatory Th-1 activity. Advanced Biotherapy is headquartered in Los Angeles, with laboratories in Columbia, Md. The company has an extensive patent portfolio, including 6 issued patents and 34 patents pending.

    Forward-Looking Statements

    This press release and the letter to the Company's stockholders dated November 15, 2005, contain forward-looking statements regarding our patents and business operations. These forward-looking statements are based upon the Company's current beliefs and expectations. They are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. The Company operates in a rapidly changing environment that involves a number of risks, many of which are beyond the Company's control. We caution you that our performance and results could differ materially from what is expressed, implied or forecast by our forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. For more detailed information on the risks associated with the Company's patents and business operations, see the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004, and the Company's subsequent quarterly reports, and other filings. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.



    CONTACT: Advanced Biotherapy, Inc.
             Amy Buccellato, 818-883-6716
             amy@advancedbiotherapy.com